                                  EXHIBIT 10.30


                                   BICCGENERAL

                             MID-TERM INCENTIVE PLAN

1.       PURPOSE

         1.01 The purpose of the Mid-Term Incentive Plan (the "Plan") is to motivate executive officers and key employees to create sustainable increases in shareholder value over time and to align their interests directly with Company shareholders and to serve as a retention vehicle.

2.       ADMINISTRATION

         2.01 The Plan shall be administered by a committee appointed by the Board of Directors (the "Committee") from among its members. The Committee initially shall be the Board's Compensation Committee. Unless the Board otherwise determines, the Committee shall be comprised solely of not less than three members who each shall qualify, at the time of the appointment, as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related regulations.

         2.02 The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted Awards under the Plan, to determine the time when Awards will be granted, to determine whether performance objectives and other conditions for earning Awards have been met, and to determine whether Awards will be paid at the end of the performance period or deferred or eliminated. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons participating in the Plan and their legal representatives. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

         2.03 The Committee may delegate to one or more of its members, or to one or more Executive Officers, including to the Chief Executive Officer of the Company, authority to select key associates other than Executive Officers to be granted Awards under the Plan and to make all other determinations in respect to such Awards. In addition, the Committee may delegate to such persons such administrative duties as it deems advisable. References herein to "Committee" shall include any such delegatee, except where the context otherwise requires. The Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan including such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred in the engagement of such counsel, consultant or agent shall be paid by the Company.

3.       ELIGIBILITY

         3.01 Eligibility for awards under the Plan shall initially be limited to Executive Officers of the Company and other key associates selected for participation (the "Participants") under paragraph 2 above.

4.       MID-TERM INCENTIVE AWARDS

         4.01 Each Award granted under the Plan shall represent an amount payable in cash, Company common stock or restricted stock to the Participant upon accomplishment of one or more or a combination of performance objectives ("Performance Objectives") for a specified multi-year Performance Cycle, subject to all other terms and conditions of the Plan and such other terms and conditions as may be specified by the Committee. The Performance Objectives for an Award to an Executive Officer and key employee shall consist of specific Performance Objectives approved by the Committee. The grant of Awards under the Plan shall be evidenced by Award letters in a form approved by the Committee from time to time which shall contain the terms and conditions, as determined by the Committee, of a Participant's Award; provided, however, that in the event of any conflict between the provisions of the Plan and Award letters, the provisions of the Plan shall prevail.

         4.02 An award will be a specified multiple of a Participant's Target Mid-Term Incentive Award for the first year of the Performance Cycle. The Plan is tied to the achievement of financial goals related to the Company's cumulative Total Business Return ("TBR"). The Plan consists of overlapping Performance Cycles with a new Performance Cycle beginning each Fiscal Year ("FY") on January 1. The Plan will be phased in over a two-year period with a one and two-year Performance Cycle until a "full" three-year Performance Cycle begins. The Plan will be introduced in (FY) 2000 with a one-year Performance Cycle (FY 2000) a two-year Performance Cycle (FY 2000 - FY 2001) and a three year Performance Cycle (FY 2000 - 2002). The next three-year Performance Cycle (FY 2001 - FY2003) begins in FY 2001.

         4.03 Awards payable in respect of a given Performance Cycle may be settled only if and to the extent specific Performance Objectives established at the beginning of the Performance Cycle have been achieved and the amount of the Awards has been accrued on the books of the Company before settlement. The maximum amount of an Award granted to any one Participant in respect of a Performance Cycle shall not exceed $5 million. This maximum amount limitation shall be measured at the time of settlement of an Award under this Section 4.

         4.04 The Committee shall select those Executive Officers and key employees who it determines are to be Participants for a given Performance Cycle and grant Awards to such Participants not later than 90 days after the commencement of the Performance Cycle. In granting an Award, the Committee shall establish the amount of the Award in accordance with 4.01 and 4.02 and other terms of such Award. Other provisions of the Plan notwithstanding, in the case of any Participant who initially becomes employed by the Company as an Executive Officer or key associate after the commencement of a Performance Cycle, the Participant may be granted an Award prorated for the remaining period in the Performance cycle from the date of hire.

         4.05 At the end of each Performance Cycle, the Committee shall determine the extent to which the Awards shall be funded based on achievement of pre-determined Performance Objectives for such a Performance Cycle. The Committee shall determine the maximum amount payable to any Participant in respect of an Award for the Performance Cycle and the amount payable to each Participant in settlement of the Participant's Award for the Performance Year. The Committee, at its discretion, may determine that the amount payable to any Participant in settlement of an Award shall be reduced, including a determination to make no final Award whatsoever. The Committee shall certify in writing, in a manner confirming to applicable regulations under Section 162(m) of the Code, prior to settlement of each Award granted to an Executive officer, that the Performance Objectives and other material terms upon which settlement of the Award was conditioned have been satisfied.

         4.06 The Committee may adjust or modify Awards or terms of Awards (1) in recognition of unusual or nonrecurring events affecting the Company or any business unit, or financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or their circumstances deemed relevant to the Committee, (2) with respect to any Participant whose position or duties with the Company change during the Performance Cycle, or (3) with respect to any person who first becomes a Participant after the first day of the Performance cycle; PROVIDED, HOWEVER, that no adjustment to an Award granted to an Executive Officer shall be authorized or made if and to the extent that such authorization or making of such adjustment would contravene the requirements applicable to "performance-based compensation" under Section 162(m) of the Code and related regulations.

         4.07 Awards will be paid in cash, as a lump sum amount, Company common stock or a combination, as soon as practical following the completion of the final year of the Performance Cycle and after the receipt of the Audited Financial Statements, completion of the TBR valuation, and review and approval by the Committee. Awards are considered eligible compensation under the Company's Deferred Compensation Plan and may be deferred subject to the terms and conditions of that plan unless otherwise specified by the Committee.

5.       TERMINATION OF EMPLOYMENT

         5.01 Except as otherwise provided in any written agreement between the Company and a Participant, if a Participant ceases to be employed by the Company prior to settlement of an Award for any reason other than death, disability (as determined by the Committee), normal retirement, or early retirement with the approval of the Committee, such Award shall be forfeited. If such cessation of employment results from such Participant's death, disability normal retirement, or early retirement with the approval of the Committee, the Committee shall determine, in its sole discretion and in such manner as it may deem reasonable (subject to Section 6), the extent to which the Performance Objectives for the Performance Year or portion thereof completed at the date of cessation of employment have been achieved, and the amount payable in settlement of the Award based on such determinations. The Committee may base such determination on the performance achieved for the full year, in which case its determination may be deferred until following the Performance Year. Such Participant or his or her beneficiary shall be entitled to receive settlement of such Award at the earliest time such payment may be made without causing the payment to fail to be deductible by the Company under Section 162(m) of the Code.

6.       STATUS OF AWARDS UNDER SECTION 162(m)

           6.01 It is the intent of the Company that Awards granted to Executive Officers shall constitute "performance-based compensation" within the meaning of
Section 162(m) of the Code and related regulations thereunder, if at the time of settlement the Participant remains an Executive Officer. Accordingly, the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations. If any provision of the Plan relating to Executive Officers or any Award letter evidencing an Award to an Executive Officer does not comply or is inconsistent with the provisions of Section 162(m)(4)(C) of the Code or regulations thereunder (including Treasury Regulation 1.162-27(e)) required to be met in order that compensation (other than post-termination compensation) shall constitute "performance-based compensation," such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no post-termination settlement shall be authorized or made under Section 5 if and to the extent that such authorization or settlement would contravene such requirements.

7.       TRANSFERABILITY

         7.01 Awards and any other benefit payable under, or interest in, this Plan are not transferable by a Participant except upon Participant's death by will or the laws of descent and distribution, and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.

8.       WITHHOLDING

         8.01 All payments relating to an Award, whether at settlement or resulting from any further deferral or issuance of an Award under another plan of the Company in settlement of the Award, shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. In any case in which payments will be in a form other than cash, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant as the Committee shall prescribe.

9.       TENURE

         9.01 A Participant's right, if any, to continue to serve the Company as an Executive Officer, officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant or any other event under the Plan.

10.      NO RIGHTS TO SETTLEMENT OR PARTICIPATE

         10.01 Until the Committee has determined to settle an Award under
Section 4, a Participant's selection to participate, the grant of an Award, and other events under the Plan shall not be construed as a commitment that any Award will be settled under the Plan. Nothing in the Plan shall be deemed to give any eligible employee any right to participate in the Plan except upon determination of the Committee under Section 4. The foregoing notwithstanding, the Committee may authorize legal commitments with respect to Awards under the terms of an employment agreement or other agreement with a Participant, to the extent of the Committee's authority under the Plan, including commitments that limit the Committee's future discretion under the Plan, but in all cases subject to Section 6.

11.      UNFUNDED PLAN

         11.01 Participants shall have no right, title, or interest whatsoever in or to any specific assets of the Company or investments which the Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

12.      OTHER COMPENSATORY PLANS AND ARRANGEMENTS

         12.01 Nothing in the Plan shall preclude any Participant from participation in any other compensation or benefit plan of the Company or its subsidiaries. The adoption of the Plan and the grant of Awards hereunder shall not preclude the Company or any subsidiary from paying any other compensation apart from the Plan, including compensation for services or in respect of performance in a Performance Year for which an Award has been made.

13.      DURATION, AMENDMENT AND TERMINATION OF PLAN

         13.01 No Award may be granted in respect of any Performance Year after 2010. The Board may amend the Plan from time to time or suspend or terminate the Plan at any time, PROVIDED HOWEVER, that such action shall be subject to stockholder approval if and to the extent required by law or regulation, or to ensure that compensation under the Plan will qualify as "performance-based compensation" under Section 162(m).

14.      GOVERNING LAW

         14.01 The Plan, Awards granted hereunder, and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky (excluding principles of conflict of laws).

15.      CHANGE IN CONTROL

         15.01 Notwithstanding any other provision of this Plan, if there is a Change in Control of the Company (as defined in Section 15.02 below), the Committee, in its discretion, may take such actions as is deemed appropriate with respect to outstanding Awards, including, without limitation, accelerating the payout of such Awards either in total or on a pro rated basis.

         15.02 For purposes of this Section 15, (1) if there is an employment agreement or a change-in-control agreement between the Participant and the Company or any of its Subsidiaries in effect, "Change in Control" shall have the same meaning as the definition of "change in control" contained in that employment agreement or change-in-control agreement, or (2) if "Change in Control" is not defined in such employment agreement or change-in-control agreement, or if there is no employment agreement of change-in-control agreement between the participant and the Company or any of its Subsidiaries in effect, a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

         (a) any person or other entity (other than any of the Company's Subsidiaries or any employee benefit plan sponsored by the Company or any of its Subsidiaries) including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 35 percent of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the "Voting Stock");

         (b) the stockholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs;

         (c) the Company's Common Stock shall cease to be publicly traded (other than a suspension of trading that lasts for a short period of time);

         (d) the stockholders of the Company approve a consolidation or merger of the Company with another corporation (other than with any of the Company's Subsidiaries), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 60 percent of the Voting Stock of the surviving entity, and such consolidation or merger occurs; or

         (e) a change in the Company's Board occurs with the result that the members of the Board on the Effective Date no longer constitute a majority of such Board, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election or directors of the Company) whose election or nomination for election was supported by two-thirds (2/3) of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

16.      EFFECTIVE DATE

         16.01 The Plan shall be effective as of January 1, 2000 ; provided, however, that the Plan shall be subject to approval of the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company before settlement of Awards for the 2000 Performance Year so that compensation will qualify as "performance-based compensation" under Section 162(m) of the Code and related regulations. In addition, the Board may determine to submit the Plan to stockholders for reapproval at such times, if any, required in order that compensation under the Plan shall qualify as performance-based compensation.

17.      DEFINITIONS

         17.01 Unless otherwise required by the context, the terms used in this Plan shall have the meanings hereinafter set forth:

         (a) "BICCGeneral" shall mean General Cable Corporation trading as BICCGeneral, a Delaware corporation, and its subsidiaries.

         (b) "Board of Directors" shall mean the Board of Directors of the Company.

         (c) "Committee" shall mean the Compensation Committee of the Company

         (d) "Common Stock" shall mean shares of common stock of the Company

         (e) "Company" shall have the same meaning as BICCGeneral in definition (a) above Corporation, a Delaware Company.

         (f) "Executive Officer" shall mean an individual employed by the Company or a subsidiary as Chief Executive Officer, Chief Operating Officer, Executive Vice President or similar executive position who also is an executive officer for purposes of Rule 3b-7 of the Securities Exchange Act.

         (g) "Fiscal Year" shall mean a financial year of the Company ending on December 31.

         (h) "Mid-Term Incentive Award" shall mean a cash or stock payment (or a combination) made to a Participant in the in the Mid-Term Incentive Plan subject to the Plan rules and Committee discretion.

         (i) "Participant" shall mean an employee of the Company to whom participation has been extended under the Plan.

         (j) "Performance Cycle" shall mean the one to three-year period over which performance is measured for the Company's Plan.

         (k) "Performance Measure" shall mean one or more the cumulative Total Business Return for the performance cycle

         (l) "Performance Objective" shall mean one or more specific targets or standards of performance under the pre-established categories of performance factors.

         (m) "Target Mid-Term incentive Award" shall be expressed as a percentage of a Participant's Base Salary, and shall mean the amount that would normally be paid at the expected or target level of performance for the duration of the Performance Cycle.

         (n) "Total Business Return" shall mean the Company's capitalized change in EBITDA + Free Cash Flow over the Performance Cycle.